CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014	525,903	$10.00	$5,259,030	$717.33

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-8 of product supplement STOCK LIRN-2.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$5,259,030.00
Underwriting discount	$0.20	$105,180.60
Proceeds, before expenses, to BAC	$9.80	$5,153,849.40

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

September 27, 2012

525,903 Units $10 principal amount per unit CUSIP No. 06053D468 Pricing Date September 27, 2012 Settlement Date October 4, 2012 Maturity Date September 26, 2014 Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities Maturity of approximately two years 255% leveraged upside exposure to increases in the Basket, subject to a capped return of 20% 1-to-1 downside exposure to decreases in the Basket beyond a 10% decline, with up to 90% of your principal at risk All payments at maturity subject to the credit risk of Bank of America Corporation No periodic interest payments Limited secondary market liquidity, with no exchange listing Enhanced Return

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Summary

The Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Basket of 22 common equity securities (the “Basket”) is greater than the Starting Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement STOCK LIRN-2 dated April 20, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512173397/d329459d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes	Redemption Amount Determination

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately two years
Market Measure:	An equally-weighted basket comprised of the common equity securities of the 22 companies listed in the table on page TS-6 (each, a “Basket Component,” and collectively, the “Basket Components”).
Starting Value:	100
Ending Value:

The average of the closing value of the Basket on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page S-29 of product supplement STOCK LIRN-2.

Threshold Value:	90 (90% of the Starting Value)
Capped Value:	$12 per unit of the notes, which represents a return of 20% over the Original Offering Price.
Maturity Valuation Period:	September 17, 2014, September 18, 2014, September 19, 2014, September 22, 2014, and September 23, 2014
Participation Rate:	255%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-20.

On the maturity date, you will receive a cash payment per unit determined as follows:

Notes with Capped Leveraged Return and Buffer	TS-2

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Ending Value is below the Threshold Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the value of the Basket will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Basket Components.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

This graph reflects the returns on the notes, based on the Participation Rate of 255%, the Threshold Value of 90% of the Starting Value, and the Capped Value of $12. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

Notes with Capped Leveraged Return and Buffer	TS-3

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and term of your investment.

The following table is based on the Starting Value of 100.00, the Threshold Value of 90.00, the Participation Rate of 255%, and the Capped Value of $12.00 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$6.00		-40.00%
60.00		-40.00%	$7.00		-30.00%
70.00		-30.00%	$8.00		-20.00%
80.00		-20.00%	$9.00		-10.00%
90.00	(1)	-10.00%	$10.00		0.00%
95.00		-5.00%	$10.00		0.00%
100.00	(2)	0.00%	$10.00		0.00%
102.00		2.00%	$10.51		5.10%
104.00		4.00%	$11.02		10.20%
110.00		10.00%	$12.00	(3)	20.00%
120.00		20.00%	$12.00		20.00%
130.00		30.00%	$12.00		20.00%
140.00		40.00%	$12.00		20.00%
150.00		50.00%	$12.00		20.00%

(1)	This is the Threshold Value.

(2)	The Starting Value was set to 100.00 on the pricing date

(3)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent actual levels of the Market Measure, see “The Basket” section below. The Ending Value will not include any income generated by dividends paid on the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 70, or 70% of the Starting Value:

Starting Value:	100
Ending Value:	70
Threshold Value:	90

$10 –	[	$10 ×	(90 – 70)	]	= $8.00 Redemption Amount per unit
100

Example 2

The Ending Value is 95, or 95% of the Starting Value:

Starting Value:	100
Ending Value:	95
Threshold Value:	90

Redemption Amount (per unit) = $10.00, the Original Offering Price, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3

The Ending Value is 104, or 104% of the Starting Value:

Starting Value:	100
Ending Value:	104

$10 +	[	$10 × 255% ×	(104 – 100)	]	= $11.02 Redemption Amount per unit
100

Example 4

The Ending Value is 150, or 150% of the Starting Value:

Starting Value:	100
Ending Value:	150

$10 +	[	$10 × 255% ×	(150 – 100)	]	= $22.75, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.00 per unit
100

Notes with Capped Leveraged Return and Buffer	TS-4

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement STOCK LIRN-2, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Components.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-20 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	Changes in the prices of the Basket Components may offset each other.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of the Basket Components) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value of the notes and their return and may create conflicts of interest with you.

▪

You will have no rights of a holder of the Basket Components, and you will not be entitled to receive shares of the Basket Components or dividends or other distributions by the issuers of the Basket Components.

▪

While we or our affiliates may from time to time own shares of the Basket Components, we do not control any company included in the Basket, and are not responsible for any disclosure made by any other company.

▪

The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Component. See “Description of LIRNs — Anti-Dilution Adjustments” beginning on page S-23 of product supplement STOCK LIRN-2.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement STOCK LIRN-2.

Notes with Capped Leveraged Return and Buffer	TS-5

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs — Basket Market Measures” beginning on page S-28 of product supplement STOCK LIRN-2.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing price, the Component Ratio, and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Price(1)	Component Ratio(2)	Initial Basket Value Contribution
Abbott Laboratories	ABT	4.5455%	69.32	0.06557205	4.5455
Altria Group, Inc.	MO	4.5455%	33.90	0.13408420	4.5455
Apple Inc.	AAPL	4.5455%	681.41	0.00667066	4.5455
AT&T Inc.	T	4.5455%	37.99	0.11964871	4.5455
Chevron Corporation	CVX	4.5455%	117.20	0.03878374	4.5455
Cisco Systems, Inc.	CSCO	4.5455%	18.80	0.24177950	4.5455
Exxon Mobil Corporation	XOM	4.5455%	91.80	0.04951476	4.5455
Intel Corporation	INTC	4.5455%	23.07	0.19702881	4.5455
International Business Machines Corporation	IBM	4.5455%	205.91	0.02207496	4.5455
Johnson & Johnson	JNJ	4.5455%	69.01	0.06586661	4.5455
Kraft Foods Inc.	KFT	4.5455%	41.22	0.11027304	4.5455
McDonald’s Corporation	MCD	4.5455%	93.27	0.04873437	4.5455
Merck & Co., Inc.	MRK	4.5455%	45.23	0.10049645	4.5455
Microsoft Corporation	MSFT	4.5455%	30.20	0.15051174	4.5455
Occidental Petroleum Corporation	OXY	4.5455%	86.26	0.05269481	4.5455
PepsiCo, Inc.	PEP	4.5455%	70.64	0.06434675	4.5455
Pfizer Inc.	PFE	4.5455%	24.96	0.18210956	4.5455
United Parcel Service, Inc.	UPS	4.5455%	72.02	0.06311378	4.5455
United Technologies Corporation	UTX	4.5455%	78.35	0.05801474	4.5455
Wal-Mart Stores, Inc.	WMT	4.5455%	73.98	0.06144167	4.5455
The Walt Disney Company	DIS	4.5455%	52.58	0.08644836	4.5455
Wells Fargo & Company	WFC	4.5455%	34.76	0.13076682	4.5455
				Starting Value	100.00

(1)	These were the closing prices of the Basket Components on the pricing date.

(2)

Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each calculation day during the Maturity Valuation Period by summing the products of the closing price for each Basket Component (multiplied by its Price Multiplier) on that calculation day and the Component Ratio applicable to that Basket Component. If a Market Disruption Event occurs as to any Basket Component on a scheduled calculation day, the closing price of that Basket Component will be determined as more fully described beginning on page S-29 of product supplement STOCK LIRN-2 in the section “Description of LIRNs — Basket Market Measures — Computation of the Basket.”

Notes with Capped Leveraged Return and Buffer	TS-6

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket from January 2007 through August 2012. The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios determined as of December 31, 2006, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Notes with Capped Leveraged Return and Buffer	TS-7

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

The Basket Components

We have derived the following information about the Underlying Companies from publicly available documents that they have published. We have not independently verified the following information.

Because each Basket Component is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Companies’ publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Components and therefore could affect your return on the notes. The selection of the Basket Components is not a recommendation to buy or sell shares of the Basket Components.

The tables set forth below shows the quarterly high and low closing prices of the shares of each Basket Components on its primary exchange from the first quarter of 2007 (or the first quarter when it was listed) through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

Abbott Laboratories

Abbott Laboratories discovers, develops, manufactures, and sells a broad and diversified line of health care products and services. The company’s products include pharmaceuticals, nutritional, diagnostics, and vascular products. The company markets its products worldwide through affiliates and distributors. Its common shares trade on the New York Stock Exchange (the “NYSE”) under the symbol “ABT.” The company’s CIK number is 1800.

		High ($)	Low ($)
2007	First quarter	57.24	48.97
	Second quarter	59.43	52.86
	Third quarter	56.30	50.03
	Fourth quarter	58.90	51.20

2008	First quarter	60.50	50.60
	Second quarter	56.35	50.44
	Third quarter	59.81	54.19
	Fourth quarter	58.90	49.45

2009	First quarter	57.25	44.47
	Second quarter	48.02	41.52
	Third quarter	49.47	43.63
	Fourth quarter	54.54	48.68

2010	First quarter	56.24	52.51
	Second quarter	53.06	45.86
	Third quarter	52.49	46.46
	Fourth quarter	53.67	46.49

2011	First quarter	49.07	45.16
	Second quarter	54.00	49.37
	Third quarter	53.54	46.89
	Fourth quarter	56.33	50.15

2012	First quarter	61.33	54.15
	Second quarter	64.47	59.51
	Third quarter (through the pricing date)	69.86	63.94

Notes with Capped Leveraged Return and Buffer	TS-8

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Altria Group, Inc.

Altria Group, Inc. is a holding company. The company, through subsidiaries, manufactures and sells cigarettes and other tobacco products, including cigars and pipe tobacco. The company holds an interest in a brewery company. Its common stock trades on the NYSE under the symbol “MO.” The company’s CIK number is 764180.

		High ($)	Low ($)
2007	First quarter	20.69	19.03
	Second quarter	22.15	20.98
	Third quarter	22.23	20.10
	Fourth quarter	24.12	21.37

2008	First quarter	24.43	21.58
	Second quarter	22.77	20.00
	Third quarter	21.71	19.35
	Fourth quarter	20.55	14.45

2009	First quarter	17.27	14.62
	Second quarter	17.39	16.11
	Third quarter	18.59	16.30
	Fourth quarter	20.37	17.47

2010	First quarter	20.82	19.37
	Second quarter	21.70	19.57
	Third quarter	24.25	20.24
	Fourth quarter	26.15	23.78

2011	First quarter	26.11	23.51
	Second quarter	28.06	25.94
	Third quarter	27.19	24.36
	Fourth quarter	30.31	26.50

2012	First quarter	30.87	28.14
	Second quarter	34.55	30.95
	Third quarter (through the pricing date)	36.16	32.94

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. Its common stock trades on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “AAPL.” The company’s CIK number is 320193.

		High ($)	Low ($)
2007	First quarter	97.13	83.27
	Second quarter	125.09	90.24
	Third quarter	154.50	117.05
	Fourth quarter	199.83	153.76

2008	First quarter	194.97	119.15
	Second quarter	189.96	147.14
	Third quarter	179.69	105.26
	Fourth quarter	111.04	80.49

2009	First quarter	109.87	78.20
	Second quarter	144.67	108.69
	Third quarter	186.15	135.40
	Fourth quarter	211.64	180.76

2010	First quarter	235.83	192.00
	Second quarter	274.16	235.86
	Third quarter	292.46	240.16
	Fourth quarter	325.47	278.64

2011	First quarter	363.13	326.72
	Second quarter	353.10	315.32
	Third quarter	413.45	343.23
	Fourth quarter	422.24	363.50

2012	First quarter	617.62	411.23
	Second quarter	636.23	530.12
	Third quarter (through the pricing date)	702.10	574.88

Notes with Capped Leveraged Return and Buffer	TS-9

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

AT&T Inc.

AT&T Inc. is a communications holding company. The company, through its subsidiaries and affiliates, provides local and long-distance phone service, wireless and data communications, Internet access and messaging, IP-based and satellite television, security services, telecommunications equipment, and directory advertising and publishing. Its common shares trade on the NYSE under the symbol “T.” The company’s CIK number is 732717.

		High ($)	Low ($)
2007	First quarter	39.44	33.81
	Second quarter	41.50	38.64
	Third quarter	42.83	37.92
	Fourth quarter	42.44	36.35

2008	First quarter	41.43	34.36
	Second quarter	40.51	32.76
	Third quarter	33.30	27.75
	Fourth quarter	29.98	22.42

2009	First quarter	29.42	21.72
	Second quarter	26.83	23.67
	Third quarter	27.43	23.38
	Fourth quarter	28.34	25.31

2010	First quarter	28.58	24.77
	Second quarter	26.66	24.13
	Third quarter	28.92	24.29
	Fourth quarter	29.44	27.70

2011	First quarter	30.71	27.33
	Second quarter	31.88	30.13
	Third quarter	31.68	27.54
	Fourth quarter	30.24	27.41

2012	First quarter	31.84	29.16
	Second quarter	35.71	30.13
	Third quarter (through the pricing date)	38.25	34.63

Chevron Corporation

Chevron Corporation is an energy company with operations in countries located around the world. The company produces and transports crude oil and natural gas. The company also refines, markets, and distributes fuels, and is involved in chemical operations, mining operations, power generation, and energy services. Its common stock trades on the NYSE under the symbol “CVX.” The company’s CIK number is 93410.

		High ($)	Low ($)
2007	First quarter	74.95	66.43
	Second quarter	84.24	74.83
	Third quarter	94.84	80.76
	Fourth quarter	94.86	83.79

2008	First quarter	94.61	77.51
	Second quarter	103.09	86.74
	Third quarter	99.08	77.50
	Fourth quarter	82.20	57.83

2009	First quarter	77.35	56.46
	Second quarter	72.67	63.75
	Third quarter	72.64	61.40
	Fourth quarter	79.64	68.14

2010	First quarter	80.88	70.13
	Second quarter	82.83	67.86
	Third quarter	81.28	67.31
	Fourth quarter	91.60	80.97

2011	First quarter	108.01	90.41
	Second quarter	109.66	97.90
	Third quarter	109.43	90.01
	Fourth quarter	109.64	89.88

2012	First quarter	111.19	102.85
	Second quarter	108.30	96.41
	Third quarter (through the pricing date)	117.85	103.88

Notes with Capped Leveraged Return and Buffer	TS-10

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Cisco Systems, Inc.

Cisco Systems, Inc. supplies data networking products for the Internet. The company’s Internet Protocol-based networking solutions are installed at corporations, public institutions, and telecommunication companies worldwide. The company’s solutions transport data, voice, and video within buildings, across campuses, and around the world. Its common stock trades on NASDAQ under the symbol “CSCO.” The company’s CIK number is 858877.

		High ($)	Low ($)
2007	First quarter	28.93	25.30
	Second quarter	28.36	25.40
	Third quarter	33.22	27.89
	Fourth quarter	34.08	26.96

2008	First quarter	26.75	22.86
	Second quarter	27.54	23.11
	Third quarter	24.91	21.04
	Fourth quarter	21.95	14.47

2009	First quarter	17.79	13.62
	Second quarter	20.10	16.85
	Third quarter	23.66	18.13
	Fourth quarter	24.38	22.67

2010	First quarter	26.65	22.47
	Second quarter	27.57	21.31
	Third quarter	24.77	20.05
	Fourth quarter	24.51	19.07

2011	First quarter	22.06	17.00
	Second quarter	18.07	14.85
	Third quarter	16.67	13.73
	Fourth quarter	19.12	15.19

2012	First quarter	21.15	18.66
	Second quarter	21.20	15.97
	Third quarter (through the pricing date)	19.73	15.14

Exxon Mobil Corporation

Exxon Mobil Corporation operates petroleum and petrochemicals businesses on a worldwide basis. The company’s operations include exploration and production of oil and gas, electric power generation, and coal and minerals operations. The company also manufactures and markets fuels, lubricants, and chemicals. Its common stock trades on the NYSE under the symbol “XOM.” The company’s CIK number is 34088.

		High ($)	Low ($)
2007	First quarter	76.24	69.86
	Second quarter	86.36	76.16
	Third quarter	93.44	80.67
	Fourth quarter	95.05	84.11

2008	First quarter	93.83	81.44
	Second quarter	94.56	84.91
	Third quarter	88.35	73.25
	Fourth quarter	83.14	62.35

2009	First quarter	81.64	62.22
	Second quarter	74.05	64.75
	Third quarter	72.75	65.12
	Fourth quarter	76.47	66.58

2010	First quarter	70.30	64.35
	Second quarter	69.29	57.07
	Third quarter	62.72	56.57
	Fourth quarter	73.42	62.19

2011	First quarter	87.07	74.55
	Second quarter	88.00	76.78
	Third quarter	85.22	68.03
	Fourth quarter	85.28	71.15

2012	First quarter	87.49	83.53
	Second quarter	87.07	77.60
	Third quarter (through the pricing date)	92.30	83.11

Notes with Capped Leveraged Return and Buffer	TS-11

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Intel Corporation

Intel Corporation designs, manufactures, and sells computer components and related products. The company’s major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products, and digital imaging products. Its common stock trades on NASDAQ under the symbol “INTC.” The company’s CIK number is 50863.

		High ($)	Low ($)
2007	First quarter	22.30	18.86
	Second quarter	24.28	19.13
	Third quarter	26.27	23.10
	Fourth quarter	27.98	24.36

2008	First quarter	25.35	18.61
	Second quarter	25.00	20.69
	Third quarter	24.52	17.27
	Fourth quarter	18.52	12.23

2009	First quarter	15.82	12.08
	Second quarter	16.64	15.00
	Third quarter	20.32	15.94
	Fourth quarter	20.83	18.50

2010	First quarter	22.68	19.01
	Second quarter	24.21	19.45
	Third quarter	21.78	17.72
	Fourth quarter	21.91	18.87

2011	First quarter	22.14	19.82
	Second quarter	23.87	19.49
	Third quarter	23.23	19.20
	Fourth quarter	25.66	20.62

2012	First quarter	28.19	24.54
	Second quarter	29.18	25.04
	Third quarter (through the pricing date)	26.88	22.51

International Business Machines Corporation

International Business Machines Corporation provides computer solutions through the use of advanced information technology. The company’s solutions include technologies, systems, products, services, software, and financing. The company offers its products through its global sales and distribution organization, as well as through a variety of third party distributors and resellers. Its common stock trades on the NYSE under the symbol “IBM.” The company’s CIK number is 51143.

		High ($)	Low ($)
2007	First quarter	100.82	90.90
	Second quarter	107.99	94.29
	Third quarter	118.19	105.01
	Fourth quarter	119.60	100.65

2008	First quarter	119.06	97.50
	Second quarter	129.71	114.81
	Third quarter	130.00	111.47
	Fourth quarter	110.13	71.74

2009	First quarter	98.78	81.98
	Second quarter	109.40	97.61
	Third quarter	122.11	100.19
	Fourth quarter	132.57	117.90

2010	First quarter	134.14	121.88
	Second quarter	132.68	122.10
	Third quarter	135.48	121.86
	Fourth quarter	146.92	135.25

2011	First quarter	166.05	147.05
	Second quarter	172.87	162.33
	Third quarter	185.21	157.54
	Fourth quarter	194.56	173.29

2012	First quarter	208.65	179.16
	Second quarter	209.50	188.54
	Third quarter (through the pricing date)	207.15	183.09

Notes with Capped Leveraged Return and Buffer	TS-12

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Johnson & Johnson

Johnson & Johnson manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. The company sells products such as skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment in countries located around the world. This Basket Component trades on the NYSE under the symbol “JNJ.” The company’s CIK number is 200406.

		High ($)	Low ($)
2007	First quarter	67.76	60.00
	Second quarter	65.12	60.10
	Third quarter	65.70	59.77
	Fourth quarter	68.40	63.91

2008	First quarter	68.31	61.33
	Second quarter	68.26	63.57
	Third quarter	72.22	64.64
	Fourth quarter	67.79	55.33

2009	First quarter	60.65	46.60
	Second quarter	56.96	50.65
	Third quarter	61.79	55.98
	Fourth quarter	64.96	58.93

2010	First quarter	65.36	62.37
	Second quarter	66.03	58.00
	Third quarter	62.43	57.02
	Fourth quarter	64.76	61.55

2011	First quarter	63.35	57.66
	Second quarter	67.29	59.46
	Third quarter	67.92	60.20
	Fourth quarter	66.02	61.27

2012	First quarter	65.96	64.30
	Second quarter	67.56	61.78
	Third quarter (through the pricing date)	69.53	67.21

Kraft Foods Inc.

Kraft Foods Inc. is a food and beverage company. The company manufactures and markets packaged food products, including snacks, beverages, cheese, convenient meals, and various packaged grocery products. Kraft sells its products throughout the world. Its Class A common stock trades on NASDAQ under the symbol “KFT.” The company’s CIK number is 1103982.

		High ($)	Low ($)
2007	First quarter	35.91	30.20
	Second quarter	36.74	30.33
	Third quarter	36.33	31.15
	Fourth quarter	35.20	32.30

2008	First quarter	32.70	28.81
	Second quarter	32.82	28.39
	Third quarter	34.97	28.40
	Fourth quarter	33.54	24.87

2009	First quarter	29.57	21.00
	Second quarter	27.04	22.05
	Third quarter	28.81	25.70
	Fourth quarter	27.64	25.95

2010	First quarter	30.80	27.43
	Second quarter	31.07	28.00
	Third quarter	31.95	27.82
	Fourth quarter	32.47	30.19

2011	First quarter	31.84	30.49
	Second quarter	35.23	31.49
	Third quarter	35.93	32.80
	Fourth quarter	37.74	32.86

2012	First quarter	38.88	37.27
	Second quarter	39.87	36.87
	Third quarter (through the pricing date)	42.33	38.84

Notes with Capped Leveraged Return and Buffer	TS-13

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

McDonald’s Corporation

McDonald’s Corporation franchises and operates fast-food restaurants in the global restaurant industry. The company’s restaurants serve a variety of value-priced menu products in countries around the world. Its common stock trades on the NYSE under the symbol “MCD.” The company’s CIK number is 63908.

		High ($)	Low ($)
2007	First quarter	46.05	42.91
	Second quarter	52.50	44.82
	Third quarter	55.45	47.56
	Fourth quarter	63.13	55.95

2008	First quarter	58.17	50.75
	Second quarter	61.17	55.40
	Third quarter	65.95	57.19
	Fourth quarter	63.66	51.55

2009	First quarter	63.75	50.86
	Second quarter	60.99	52.40
	Third quarter	58.82	54.23
	Fourth quarter	64.53	56.61

2010	First quarter	67.35	61.45
	Second quarter	71.52	65.87
	Third quarter	76.08	66.11
	Fourth quarter	80.34	74.92

2011	First quarter	76.73	72.67
	Second quarter	84.57	75.99
	Third quarter	90.79	82.11
	Fourth quarter	100.81	85.83

2012	First quarter	101.74	95.55
	Second quarter	99.40	86.32
	Third quarter (through the pricing date)	93.71	87.15

Merck & Co., Inc.

Merck & Co., Inc. is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which it markets directly and through its joint ventures. The company has operations in pharmaceutical, animal health, and consumer care. Its common stock trades on the NYSE under the symbol “MRK.” The company’s CIK number is 310158.

		High ($)	Low ($)
2007	First quarter	46.22	42.94
	Second quarter	54.35	45.01
	Third quarter	53.38	48.66
	Fourth quarter	60.77	51.62

2008	First quarter	60.55	37.95
	Second quarter	41.71	34.68
	Third quarter	38.45	30.34
	Fourth quarter	32.09	23.56

2009	First quarter	31.00	20.99
	Second quarter	27.96	22.97
	Third quarter	32.95	26.45
	Fourth quarter	38.00	30.67

2010	First quarter	41.03	36.20
	Second quarter	37.71	31.82
	Third quarter	37.34	34.22
	Fourth quarter	37.42	34.10

2011	First quarter	37.35	31.08
	Second quarter	37.58	33.07
	Third quarter	36.31	29.81
	Fourth quarter	37.90	31.35

2012	First quarter	39.26	37.31
	Second quarter	41.75	37.18
	Third quarter (through the pricing date)	45.23	41.21

Notes with Capped Leveraged Return and Buffer	TS-14

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Microsoft Corporation

Microsoft Corporation develops, manufactures, licenses, sells, and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. The company also develops video game consoles and digital music entertainment devices. Its common stock trades on NASDAQ under the symbol “MSFT.” The company’s CIK number is 789019.

		High ($)	Low ($)
2007	First quarter	31.21	26.72
	Second quarter	31.11	27.74
	Third quarter	31.51	27.81
	Fourth quarter	37.06	29.47

2008	First quarter	35.37	26.99
	Second quarter	31.65	27.12
	Third quarter	28.13	24.57
	Fourth quarter	26.48	17.53

2009	First quarter	20.76	15.15
	Second quarter	24.07	18.61
	Third quarter	25.94	22.39
	Fourth quarter	31.37	24.64

2010	First quarter	31.10	27.72
	Second quarter	31.39	23.01
	Third quarter	26.33	23.16
	Fourth quarter	28.30	23.91

2011	First quarter	28.83	24.78
	Second quarter	26.72	23.69
	Third quarter	28.07	23.98
	Fourth quarter	27.31	24.30

2012	First quarter	32.85	26.83
	Second quarter	32.42	28.45
	Third quarter (through the pricing date)	31.46	28.63

Occidental Petroleum Corporation

Occidental Petroleum Corporation explores for, develops, produces, and markets crude oil and natural gas. The company also manufactures and markets a variety of basic chemicals, vinyls, and performance chemicals. The company also gathers, treats, processes, transports, stores, trades, and markets crude oil, natural gas, condensate, and carbon dioxide and generates and markets power. Its common stock trades on the NYSE under the symbol “OXY.” The company’s CIK number is 797468.

		High ($)	Low ($)
2007	First quarter	50.30	43.08
	Second quarter	59.38	49.58
	Third quarter	64.70	53.10
	Fourth quarter	78.10	64.10

2008	First quarter	80.51	64.53
	Second quarter	97.85	74.88
	Third quarter	91.44	65.00
	Fourth quarter	67.42	40.72

2009	First quarter	62.16	47.56
	Second quarter	70.63	54.77
	Third quarter	79.15	59.57
	Fourth quarter	84.48	74.33

2010	First quarter	84.54	76.01
	Second quarter	89.99	77.15
	Third quarter	82.92	72.23
	Fourth quarter	99.03	78.63

2011	First quarter	107.37	93.81
	Second quarter	115.74	96.89
	Third quarter	108.08	71.50
	Fourth quarter	101.29	68.58

2012	First quarter	105.46	94.43
	Second quarter	97.48	77.33
	Third quarter (through the pricing date)	91.95	82.65

Notes with Capped Leveraged Return and Buffer	TS-15

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

PepsiCo, Inc.

PepsiCo, Inc. operates worldwide beverage, snack, and food businesses. The company manufactures or uses contract manufacturers, markets, and sells a variety of grain-based snacks, carbonated and non-carbonated beverages, and foods in countries throughout the world. This Basket Component trades on the NYSE under the symbol “PEP.” The company’s CIK number is 77476.

		High ($)	Low ($)
2007	First quarter	65.38	62.16
	Second quarter	69.48	62.99
	Third quarter	73.26	64.67
	Fourth quarter	78.69	70.40

2008	First quarter	79.57	66.73
	Second quarter	72.13	63.59
	Third quarter	73.19	64.40
	Fourth quarter	71.64	50.29

2009	First quarter	55.97	45.81
	Second quarter	55.37	47.89
	Third quarter	59.86	54.68
	Fourth quarter	64.23	58.46

2010	First quarter	66.86	58.96
	Second quarter	66.94	60.77
	Third quarter	66.89	61.52
	Fourth quarter	68.11	63.89

2011	First quarter	66.91	62.31
	Second quarter	71.78	65.09
	Third quarter	70.52	59.99
	Fourth quarter	66.57	60.29

2012	First quarter	66.76	62.28
	Second quarter	70.66	64.85
	Third quarter (through the pricing date)	73.58	68.79

Pfizer Inc.

Pfizer Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures, and markets medicines for humans and animals. The company’s products include prescription pharmaceuticals, non-prescription self-medications, and animal health products such as anti-infective medicines and vaccines. Its common stock trades on the NYSE under the symbol “PFE.” The company’s CIK number is 78003.

		High ($)	Low ($)
2007	First quarter	27.22	24.70
	Second quarter	27.68	25.34
	Third quarter	26.08	23.39
	Fourth quarter	25.58	22.30

2008	First quarter	24.08	20.50
	Second quarter	21.51	17.17
	Third quarter	19.97	17.17
	Fourth quarter	19.00	14.45

2009	First quarter	18.27	11.66
	Second quarter	15.34	13.04
	Third quarter	16.86	14.20
	Fourth quarter	18.85	16.15

2010	First quarter	20.00	16.91
	Second quarter	17.29	14.26
	Third quarter	17.41	14.14
	Fourth quarter	17.79	16.29

2011	First quarter	20.38	17.68
	Second quarter	21.45	19.79
	Third quarter	20.78	16.66
	Fourth quarter	21.83	17.33

2012	First quarter	22.66	20.95
	Second quarter	23.08	21.60
	Third quarter (through the pricing date)	24.96	22.34

Notes with Capped Leveraged Return and Buffer	TS-16

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

United Parcel Service, Inc.

United Parcel Service, Inc. delivers packages and documents throughout the United States and in other countries and territories. The company also provides global supply chain services and less-than-truckload transportation, primarily in the U.S. The company’s business consists of integrated air and ground pick-up and delivery network. Its Class B common stock trades on the NYSE under the symbol “UPS.” The company’s CIK number is 1090727.

		High ($)	Low ($)
2007	First quarter	75.09	69.26
	Second quarter	74.05	69.83
	Third quarter	78.37	73.20
	Fourth quarter	76.88	70.14

2008	First quarter	73.78	66.64
	Second quarter	74.73	59.88
	Third quarter	68.82	56.44
	Fourth quarter	63.80	44.68

2009	First quarter	56.11	38.30
	Second quarter	57.62	46.84
	Third quarter	59.29	47.72
	Fourth quarter	59.25	53.50

2010	First quarter	64.62	56.15
	Second quarter	70.70	56.89
	Third quarter	67.76	56.76
	Fourth quarter	73.76	66.12

2011	First quarter	76.47	70.38
	Second quarter	75.09	68.46
	Third quarter	75.37	61.70
	Fourth quarter	73.53	62.22

2012	First quarter	81.11	73.12
	Second quarter	80.67	72.80
	Third quarter (through the pricing date)	80.21	71.78

United Technologies Corporation

United Technologies Corporation provides technology products and support services to customers in the aerospace and building industries worldwide. The company’s products include aircraft engines, elevators and escalators, heating and air conditioning equipment, helicopters, aerospace systems, fuel cell systems, and fire and safety equipment. Its common stock trades on the NYSE under the symbol “UTX.” The company’s CIK number is 101829.

		High ($)	Low ($)
2007	First quarter	68.93	62.47
	Second quarter	72.19	64.08
	Third quarter	80.69	71.08
	Fourth quarter	82.07	72.78

2008	First quarter	76.28	66.23
	Second quarter	75.16	61.15
	Third quarter	67.42	56.66
	Fourth quarter	59.12	43.22

2009	First quarter	54.95	37.56
	Second quarter	56.49	43.88
	Third quarter	63.23	49.43
	Fourth quarter	70.49	59.63

2010	First quarter	74.13	65.40
	Second quarter	76.93	63.22
	Third quarter	73.39	64.29
	Fourth quarter	79.52	70.53

2011	First quarter	85.21	78.33
	Second quarter	90.00	81.70
	Third quarter	91.39	67.44
	Fourth quarter	79.83	69.36

2012	First quarter	86.89	73.90
	Second quarter	82.73	70.88
	Third quarter (through the pricing date)	82.45	71.84

Notes with Capped Leveraged Return and Buffer	TS-17

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company’s discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The company’s markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally. Its common stock trades on the NYSE under the symbol “WMT.” The company’s CIK number is 104169.

		High ($)	Low ($)
2007	First quarter	50.26	45.73
	Second quarter	51.21	46.33
	Third quarter	49.15	42.27
	Fourth quarter	49.43	42.90

2008	First quarter	53.62	45.72
	Second quarter	59.80	54.08
	Third quarter	63.17	56.02
	Fourth quarter	59.73	49.67

2009	First quarter	57.18	46.42
	Second quarter	53.80	47.87
	Third quarter	51.88	47.57
	Fourth quarter	54.96	49.00

2010	First quarter	55.99	52.61
	Second quarter	55.53	48.07
	Third quarter	54.08	48.00
	Fourth quarter	55.36	53.25

2011	First quarter	57.57	51.37
	Second quarter	56.06	52.13
	Third quarter	54.52	48.41
	Fourth quarter	59.99	51.96

2012	First quarter	62.48	58.46
	Second quarter	69.72	57.36
	Third quarter (through the pricing date)	75.14	69.35

The Walt Disney Company

The Walt Disney Company is an entertainment company that conducts operations in media networks, studio entertainment, theme parks and resorts, consumer products, and interactive media. The company produces motion pictures, television programs, and musical recordings, as well as books and magazines. Its common stock trades on the NYSE under the symbol “DIS.” The company’s CIK number is 1001039.

		High ($)	Low ($)
2007	First quarter	35.37	32.66
	Second quarter	36.06	33.11
	Third quarter	35.03	31.71
	Fourth quarter	35.47	31.25

2008	First quarter	33.10	28.12
	Second quarter	34.99	29.93
	Third quarter	34.39	29.10
	Fourth quarter	30.68	18.73

2009	First quarter	24.31	15.59
	Second quarter	25.87	18.79
	Third quarter	28.46	22.24
	Fourth quarter	32.43	27.21

2010	First quarter	35.31	29.32
	Second quarter	37.56	31.50
	Third quarter	35.29	31.38
	Fourth quarter	37.95	33.14

2011	First quarter	44.07	37.82
	Second quarter	43.91	37.58
	Third quarter	40.74	29.55
	Fourth quarter	37.71	29.00

2012	First quarter	44.38	38.31
	Second quarter	48.50	40.98
	Third quarter (through the pricing date)	52.92	47.27

Notes with Capped Leveraged Return and Buffer	TS-18

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Wells Fargo & Company

Wells Fargo & Company is a diversified financial services company providing banking, insurance, investments, mortgage, leasing, credit cards, and consumer finance. The company operates through physical stores, the Internet, and other distribution channels across North America and elsewhere internationally. Its common stock trades on the NYSE under the symbol “WFC.” The company’s CIK number is 72971.

		High ($)	Low ($)
2007	First quarter	36.56	33.47
	Second quarter	36.42	34.01
	Third quarter	37.37	32.81
	Fourth quarter	37.47	29.49

2008	First quarter	34.01	25.48
	Second quarter	31.49	23.75
	Third quarter	39.80	20.51
	Fourth quarter	36.70	21.76

2009	First quarter	30.00	8.12
	Second quarter	28.18	14.48
	Third quarter	29.41	22.87
	Fourth quarter	31.38	25.32

2010	First quarter	31.22	26.43
	Second quarter	33.88	25.60
	Third quarter	28.57	23.25
	Fourth quarter	31.31	23.59

2011	First quarter	34.10	31.20
	Second quarter	32.40	25.36
	Third quarter	29.38	22.88
	Fourth quarter	27.80	23.18

2012	First quarter	34.47	28.43
	Second quarter	34.51	30.05
	Third quarter (through the pricing date)	36.13	32.85

Notes with Capped Leveraged Return and Buffer	TS-19

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Role of MLPF&S and Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to LIRNs” beginning on page S-8 and “Use of Proceeds” on page S-17 of product supplement STOCK LIRN-2.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Notes with Capped Leveraged Return and Buffer	TS-20

Notes with Capped Leveraged Return and Buffer Linked to a Basket of 22 Common Equity Securities, due September 26, 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

▪

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement STOCK LIRN-2.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Notes with Capped Leveraged Return and Buffer	TS-21